Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
SMART Modular Technologies (WWH), Inc.

     We consent to the use of our report dated August 8, 2005 with respect to the balance sheets of Smart Modular Technologies Sdn. Bhd. as of August 31, 2004 and 2003 and the related income statements, statements of changes in shareholder’s equity and cash flows for each of the years in the three-year period ended August 31, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
KPMG
Firm Number: AF0758
Chartered Accountants
August 8, 2005